Exhibit 10.20
Maxygen, Inc.
Summary of Non-Employee Director Compensation
(effective February 29, 2008)
Annual Retainer
     Non-employee directors of Maxygen, Inc. (the “Company”) are paid an annual retainer of $25,000. The Chairs of the Audit Committee, Compensation Committee, and Strategy Committee receive an additional annual retainer of $15,000. The Chair of the Board receives an additional annual retainer of $20,000.
Meeting Fees
     Each non-employee director of the Company receives a meeting fee of $2,500 for each regularly scheduled Board meeting attended and $1,000 for each Committee meeting attended. No additional amounts are currently payable for special assignments.
Equity Compensation
New Non-Employee Directors
     Non-employee directors of the Company receive nondiscretionary, automatic grants of options to purchase 20,000 shares of Company common stock on the date that the director first is appointed or elected to the Board.
Continuing Non-Employee Directors
     Non-employee directors of the Company receive nondiscretionary, automatic grants of options to purchase 17,500 shares of Company common stock each year on the date of the first meeting of the Board immediately following each annual meeting of stockholders of the Company (even if held on the same day as the meeting of stockholders); provided that the director both (a) is a non-employee director on that date, and (b) has continuously served as a director for longer than six months.
     The initial grants and the subsequent grants are made under the Company’s 1999 Nonemployee Directors Stock Option Plan and/or the Company’s 2006 Equity Incentive Plan. Both the initial grants and each of the subsequent grants vest in full and are immediately exercisable on the date of grant, subject to the Company’s right to repurchase the underlying shares. For the initial grants, such right of repurchase generally lapses as to 25% of the underlying shares on each of the first four anniversaries of the date of grant while the right of repurchase for the subsequent grants generally lapses in full on the first anniversary of the date of grant, in each case provided the director continues as a director of the Company. Upon a change in control of the Company (as defined in the 1999 Non-employee Directors Stock Option Plan), each option granted to a non-employee director will vest in full immediately and automatically and any repurchase right will lapse in full immediately and automatically.